Exhibit 10.6

BURLINGTON NORTHERN SANTA FE CORPORATION

SENIOR MANAGEMENT STOCK DEFERRAL PLAN

As Amended Effective January 1, 2005 and November 19, 2001

Originally Effective December 8, 1997

BURLINGTON NORTHERN SANTA FE CORPORATION

SENIOR MANAGEMENT STOCK DEFERRAL PLAN

Burlington Northern Santa Fe Corporation

Senior Management Stock Deferral Plan

The following sets forth the rules that apply to the Burlington Northern Santa Fe Corporation Senior Management Stock Deferral Plan (the “Plan”):

1. Purpose. The purpose of the Plan is to permit eligible employees of Burlington Northern Santa Fe Corporation and its principal subsidiary, The Burlington Northern and Santa Fe Railway Company (collectively, the “Company”) to defer delivery of common stock (“Stock”) of Burlington Northern Santa Fe Corporation otherwise distributable to Eligible Employees (as defined below), and thereby to allow the employees to defer a portion of their Stock income on a pre-tax basis. The “Effective Date” of the Plan is December 1, 1996. The “Plan Year” is the calendar year.

2. Eligible Employees. Participation in the Plan shall be limited to “Eligible Employees.” The determination of the persons selected as “Eligible Employees” shall be made by the Committee (as described below), and shall be limited to a select group of management or highly compensated employees. Beginning as of the Effective Date (as described below), and until revised by the Committee, the “Eligible Employees” shall consist of each of those Senior Management employees of the Company who: (i) is at salary band 34 or higher; and (ii) has a total base salary plus target bonus of at least $100,000. An Eligible Employee who defers the delivery of Stock in accordance with the Plan shall thereby become a “Participant” in the Plan.

3. Deferral Election. An employee may elect to defer the delivery of Stock otherwise distributable to him or her under the Burlington Northern Santa Fe 1996 Stock Incentive Plan and any other stock-based compensation plan of the Company, as well as any other predecessor plans and successor plans (the “Stock Plans”) pursuant to (a) stock options (“Options”); and (b) restricted stock, including matching stock with respect to such restricted stock (collectively, “Restricted Stock”). Such deferral shall be made by filing a “Deferral Election” with the Company in accordance with the Plan, subject to the following:

(a)	A Deferral Election shall be effective only if the employee satisfies the requirements for an Eligible Employee at the time the Stock would have been delivered in the absence of the Deferral Election.

(b)	A Participant’s Deferral Election with respect to Restricted Stock or Options shall identify the shares to be covered by the election, and may apply to all or any portion of the shares of such stock, provided that if the Participant elects deferral of an award of Restricted Stock or Options worth $20,000 or less, the entire stock award shall be subject to the Deferral Election. The election with respect to Restricted Stock must be made prior to the date of grant of the Restricted Stock (or such earlier date established by the Committee), and will be irrevocable.

(c)

A Participant’s Deferral Election with respect to Options shall identify the Options that are covered by the election, and may apply to any non-qualified stock option that is outstanding on the date the Deferral Election is made; provided that any Deferral Election shall apply to all (but not less than all) of the shares subject to any outstanding non-qualified stock options granted to the Participant on any grant date. The same deferral period shall apply to all Options granted to a Participant on a single grant date, but, subject to the Plan, the Participant may elect different deferral periods for Options granted on different grant dates. A Deferral Election may be made with respect to the delivery of Option stock by an Eligible Employee at any time the employee holds Options, except that no election may be made after the Participant’s employment has terminated. The Deferral Election with respect to any Option will be irrevocable.

(d)	The Deferral Election with respect to any shares of Stock shall specify the method of distribution of those shares at the end of the deferral period, as elected by the Participant and subject to the terms of the Plan.

(e)	A Deferral Election will be deemed to be filed with the Company on the date it is received by the Director of Compensation.

(f)	Notwithstanding any other provisions of this Plan, no deferrals may be made into the Plan after December 31, 2004, and no Deferral Election may be made after December 31, 2004.

4. Special Rules for Exercise of Options. The exercise of an Option subject to a Deferral Election shall be subject to the following:

(a)	The Deferral Election for any Option shall be effective for Option exercises occurring on or after the six-month anniversary of the date of such election. The Deferral Election shall remain in effect for the period specified in such election but shall not be less than one year. The Deferral Election shall expire upon the earlier of the date set forth in such election or the Option expiration date.

(b)	After the Deferral Election is filed for any Option but before it becomes effective, the Option shall not be exercisable; provided, however, that the Deferral Election shall be cancelled, and the Option shall become exercisable (to the extent that it would have otherwise have been exercisable in the absence of the Deferral Election) upon the occurrence, prior to the date the election has become effective, of either a Change in Control or the Participant’s termination of employment.

(c)	Subject to the Plan, Options providing for deferred delivery of Option stock may be exercised by delivery to the Secretary of the Company of a notice of exercise specifying the number of shares to be purchased, and accompanied by shares of Stock then owned by the Participant having value sufficient to satisfy the exercise price (or, if permitted by the Company, by submitting a signed statement to the Director of Compensation that the Participant then owns sufficient shares). The Company shall require evidence or attestation that the shares have been continuously owned by the Participant for not less than six months prior to the exercise. For purposes of the foregoing requirement as to continuous ownership of shares, (i) shares subject to deferred delivery are not deemed owned until delivery occurs, and (ii) continuous ownership of the shares shall be deemed interrupted by delivery for a prior option exercise (so that the same shares may not be used to satisfy the purchase price of an Option more than once in any six-month period). Shares which are delivered by the Participant to satisfy the exercise price shall be returned to the Participant as soon as practicable after delivery and exercise.

5. Withholding. Any tax withholding due at the time of crediting of Share Units to a Participant’s Account, or at the time of vesting of such Share Units, shall be payable by the

Participant by check to the Company. The Participant may elect to have the withholding obligation which arises upon distribution of the Deferral Account satisfied by the Stock credited to the Participant’s Deferred Account (or that would otherwise be credited to that account) sufficient to satisfy the withholding obligation.

6. Deferred Accounts. The Company shall establish a Deferred Account (or more than one Deferred Account, as described below) for each Participant. A separate Deferred Account shall be established for each separate Restricted Stock award that is subject to deferral, and for each exercise of an Option award that is subject to deferral. Each Deferred Account for a Participant shall be subject to the following adjustments:

(a)	For each Restricted Stock award subject to deferral, the Participant’s Deferred Account established for that award will be credited with the number of Share Units equal to the number of shares of Stock that the Participant would have received in the absence of the deferral, with such crediting occurring as of the date the shares would have been distributed in the absence of the deferral.

(b)	For each Option award subject to deferral, the Participant’s Deferred Account established for that award will be credited with the number of Share Units equal to the net additional number of shares of Stock resulting from the Option exercise that the Participant would have received in the absence of the deferral, with such crediting occurring as of the date the shares would have been distributed in the absence of the deferral.

(c)	As of the date of any distribution of shares of Stock with respect to a Participant’s Deferred Account under the Plan, the Share Units credited to a Participant’s Deferred Account shall be reduced by the number of Shares distributed to the Participant.

(d)	The number of Share Units to be credited to a Participant’s Deferred Account in accordance with paragraphs (a) and (b), and the number of Share Units in the Deferred Account balance as of any date, shall be equitably adjusted by the Company for any change in the outstanding shares of common stock of the Company by reason of any stock dividend, split, spinoff, recapitalization or other similar change, to the same extent such adjustments would be made under the applicable Stock Plan with respect to shares of Stock, as necessary to preserve the benefit of the Plan for the Participant and the Company.

7. Dividends. As of each dividend record date for Stock occurring on or after the date any Share Units are credited to a Deferred Account of a Participant, and prior to the date of distribution of shares of Stock with respect to those Share Units (or, if applicable, the date of forfeiture of the Share Units), the Participant shall receive a cash payment equal to the amount of the dividend that would be payable with respect to the number of shares of Stock equal to the number of Share Units credited to the Participant’s Deferred Account on the dividend record date, with such payment made on the date of payment of the applicable dividend.

8. Vesting in Share Units. The vesting provisions that would have been applicable to the shares of Stock in the absence of a Deferral Election shall apply to Share Units credited to the Participant’s Deferred Account as though each Share Unit represented one share of Stock; provided that dividends shall be fully vested, to the extent that such dividends are payable with respect to Stock for record dates occurring on or after the date the Share Units are credited to the Participant’s Deferred Account and prior to any forfeiture of Share Units, and would have been vested if the Stock were not subject to a Deferral Election.

9. Distribution of Account. The Participant shall receive a distribution of shares of Stock equal to the number of Share Units credited to each of his or her Deferred Accounts (excluding Share Units that are not vested), in accordance with the terms of the applicable Deferral Election and subject to the terms of the Plan. Such shares may consist, either in whole or in part, of the Company’s authorized and unissued Stock or shares of the Company’s authorized and issued Stock reacquired by the Company and held in its treasury.

10. Distribution Elections. Subject to the provisions of the Plan, distributions with respect to a Participant’s Deferred Accounts shall be made in accordance with the election of the Participant. Except as otherwise provided in the Plan, the Participant may make a different distribution election with respect to each Deferred Account. Notwithstanding any other provisions of this Plan, distribution elections must be made not later than December 31, 2004, and distribution elections on file on December 31, 2004, shall be irrevocable as of such date. In the absence of a distribution election, a Participant’s Deferred Account shall be distributed in a lump sum within 60 days after termination of employment.

11. Distributions While Employed. A Participant’s Deferral Election for any Deferred Account may provide that all of a Deferred Account balance will be paid while the Participant is employed by the Company or its subsidiaries; provided, however, that the distribution during employment must be not less than three years from the date on which the Deferral Account is established. Distributions made to a Participant while employed will be made in a lump sum.

12. Distributions after Termination. Distributions with respect to a Participant’s Deferred Account following the Participant’s termination of employment shall be subject to the following:

(a)	Retirement. A Participant’s Deferral Election for any Deferred Account may provide that the Deferred Account balance will be paid after the Participant’s Retirement, in a lump sum, or in annual payments over a period of from two (2) to fifteen (15) years. If distributions are made under this paragraph (a), all of the Participant’s Deferred Accounts shall be made in the same manner. Distributions following Retirement will be made or commence not later than 60 days after the Participant’s date of Retirement. A Participant will be considered to have terminated employment by reason of “Retirement” if the Participant’s termination of employment occurs at the earlier of: (i) after the Participant has attained age 55 and completed at least ten (10) years of service; or (ii) after the Participant has attained age 65. Notwithstanding any other provisions of this Plan, in the case of a Participant who is a “key employee,” as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof, distributions with respect to a Participant’s Deferred Account following the Participant’s separation from service shall be paid or commence to be paid at the earlier of the date which is 6 months after the date of separation from service or such date as may be permitted under Section 409A of the Internal Revenue Code.

(b)

Termination before Retirement. A Participant’s Deferred Account balances will be paid after the Participant’s termination of employment for reasons other than Retirement or death in a lump sum. However, if the Participant’s employment is terminated by his or her employer for reasons other than cause, the benefits may be distributed in one, two or three annual installments, but only if the Participant has elected this form of payment at least one year prior to termination of employment. Payments under this paragraph (b)

shall be made or commence within 60 days following the Participant’s termination of employment. Notwithstanding any other provisions of this Plan, in the case of a Participant who is a “key employee,” as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof, distributions with respect to a Participant’s Deferred Account following the Participant’s separation from service shall be paid or commence to be paid at the earlier of the date which is 6 months after the date of separation from service or such date as may be permitted under Section 409A of the Internal Revenue Code.

(c)	Death. A Participant’s Deferred Account balances will be paid after the Participant’s termination of employment by reason of death in a lump sum.

(d)	Beneficiary. If a Participant dies after termination of employment, but prior to receiving all of his or her benefits under the Plan, the Participant’s beneficiary will continue to receive the benefits at the time they would have been distributed to the Participant if the Participant had survived.

13. Changes to Distribution Elections. A Participant may revise his or her election with respect to distribution of any Deferred Account in accordance with the following:

(a)	Subject to paragraphs (b) and (c) below, the Participant may revise the election to provide for a later distribution date, but only if all of the following requirements are satisfied: (i) the election is filed with the Company at least one year prior to the date that such distribution would otherwise commence under the original election for that Deferred Account; (ii) the Participant has not previously revised the election for that Deferred Account to delay the distribution date; and (iii) the revised distribution date is not later than a date that would have been permitted if the date were selected as part of the initial Deferral Election.

(b)	The Participant may revise the election to provide for a different form of distribution following the Participant’s date of Retirement, but only if the election is filed with the Company at least one year prior to the Participant’s date of Retirement.

(c)	The Participant may revise the election to provide for a different form of distribution following the Participant’s termination of employment on account of the Participant’s death, if the election is filed with the Company prior to the date of death.

14. Hardship Withdrawals. In the discretion of the Committee, upon a showing of hardship, a Participant may receive a distribution with respect to Share Units credited to his or her Deferred Accounts prior to the date otherwise scheduled for distribution. Notwithstanding the previous provisions of this section, no hardship withdrawals will be permitted after December 31, 2004.

15. Change in Control Distributions. All Deferral Elections shall be cancelled upon the occurrence of a Change in Control, and delivery of the shares may not be deferred to a date that is later than the date of a Change in Control. For purposes of the Plan, the term “Change in Control” shall have the meaning set forth in the Burlington Northern Santa Fe 1996 Stock Incentive Plan, as it may be amended from time to time.

16. Designation of Beneficiary. Each Participant from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his or her benefits under the Plan are to be paid if the Participant dies before receiving all of his or her benefits. A beneficiary designation form will be effective only when the signed form is filed with the Company while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary as provided above, or if the designated beneficiary of a deceased Participant dies before the Participant or before complete payment of the Participant’s benefits, the benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and designated beneficiary.

17. Statement of Deferred Accounts . As soon as practicable after the end of each Plan Year, the Company shall provide each Participant with a statement of the transactions in each of his or her Deferred Accounts during that year and his or her Deferred Account balances as of the end of the year.

18. Election Forms. Participant election forms made under the Plan shall be in such form as may be established by the Committee. The Committee may establish additional rules applicable to such elections as may be set forth in the election forms.

19. Restrictions on Share Units. Until distribution, Share Units may not be sold, assigned transferred, pledged or otherwise encumbered, and the Participant shall not be treated as a stockholder with respect to Share Units.

20. Rights to Shares. Neither the Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever prior to the date shares of Stock are distributed. The Participant shall have only a contractual right to the shares and cash distributable under the Plan, unsecured by any assets of the Company or any subsidiary.

21. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and does not give the Participant the right to be retained in the employ of the Company.

22. Successors and Assigns. The Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

23. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the BNSF Employee Benefits Committee (the “Committee”). The Committee is authorized to make appropriate modifications of the Stock award agreements (including Stock Option and Restricted Stock agreements) to reflect deferral elections under the Plan. Subject to the provisions of the Plan, the Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and, except as otherwise provided by the Committee from time to time, the Committee delegates its responsibilities to the

Human Resources Department. Any such allocation or delegation may be revoked by the Committee at any time.

24. Amendment. The Plan may be amended from time to time by the Chief Executive Officer of the Company, and additional rules may be established by the Chief Executive Officer of the Company, except that amendments of the rules relating to distributions of the Chief Executive Officer’s benefits may be amended by the Chief Executive Officer only with the approval of the Committee.

The Burlington Northern Santa Fe Corporation Senior Management Stock Deferral Plan is hereby adopted, effective January 1, 1997 by Burlington Northern Santa Fe Corporation.